Consent of Independent Chartered Accountants




The Board of Directors
PowerTrader, Inc.


We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-50629) of PowerTrader Inc. of our report dated December 1, 1999 relating to the consolidated balance sheet as at June 30, 1999 and the related consolidated statements of loss, cash flows and changes in shareholders' equity (deficit) for the year then ended which report appears in the June 30, 1999 Annual Report on Form 10-KSB of PowerTrader Inc.


/s/ KPMG LLP

Chartered Accountants

Toronto, Canada
March 21, 2000